EXHIBIT 10.9
EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Exclusive Distributorship Agreement ("Agreement") is entered into as of November 15, 2010 (the "Effective Date"), by and between China PharmaHub Corp., a Nevada corporation, with an address at 20955 Pathfinder Road, Suite 100, Diamond Bar, CA 91765 ("PharmaHub" or "Distributor") and Illumibrite LLC, a Nevada limited liability company, with an address at 6011 El Parque Avenue, Las Vegas, NV 89146 ("Illumibrite"). PharmaHub and Illumibrite may hereinafter each be referred to as a "Party" or collectively as the "Parties"

WITNESSETH:

IN CONSIDERATION of the mutual promises and Covenants herein contained, the Parties hereto hereby agree as follows:

1. DEFINITIONS

Capitalized terms used in the Agreement shall be defined as follows:

1.1	"Agreement" shall mean this Exclusive Distributorship Agreement.

1.2	"Confidential Information" shall mean all written information and data provided by the Parties to each other hereunder and marked as confidential, except any portion thereof which:

(a)	Is known to the receiving Party, as evidenced by the receiving Party's written record, before receipt hereof under this Agreement;

(b)	Is disclosed to the receiving Party by a third person who has a right to make such disclosure; or,

(c)	Is or becomes part of the public domain through no fault of the receiving Party.

1.3	"Patents and Trademarks" shall mean the patents, patent applications and trademarksdescribed in Schedule A attached hereto and made a part hereof.

1.4
"Products" shall mean those products manufactured or marketed by Illumibrite, which are listed on Schedule B attached hereto and made a part hereof. New Products may be added to Schedule B from time to time by mutual agreement of the Parties.

1.5
"Product Specifications" shall mean the specifications for the Products set forth in Schedule B attached hereto and made a part hereof. Specifications may be amended from time to time by mutual agreement of the Parties. Specifications for new Products shall be added to Schedule B from tune to time by mutual agreement of the Parties.

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1.6	"Territory" shall mean People's Republic of China ("China"), Hong Kong, Taiwan and Macau.

2.     APPOINTMENT AND ACCEPTANCE

2.1
Appointment. Illumibrite hereby appoints PharmaHub as its exclusive distributor within the Territory for the promotion, sale and delivery of the Products. Distributor shall the right to appoint sub-distributors and/or agents for the Products in the Territoryin such numbers and at such locations as it may deem appropriate in its sole discretion.

2.2
Acceptance. Distributor hereby accepts the foregoing appointment and agrees to use its reasonable best efforts to develop and promote the use and sale of, to sell and deliver, service, and assure customer satisfaction for, the Products within the Territory.

2.3
Assistance. Illumibrite agrees to assist and cooperate with Distributor in marketing and securing regulatory approval for the Products during the term of this Agreement. Such assistance includes sale to Distributor of such quantity of Products reasonably required by Distributor for purposes of clinical trials and marketing demonstration in any country in the Territory. The price of products sold for such purposes shall be at Illumibrite's cost, with all freight, shipping and insurance costs to be paid by Distributor as set forth in Section 3.5.

3.     TERMS AND CONDITIONS OF SALE

3.1	Orders. Distributor shall purchase the Products from Illumibrite in accordance with the order and forecast procedure set forth in Schedule C attached hereto and made a part hereof

3.2	Prices. Prices for the Products as of the date hereof shall be determined as set forth on Schedule D attached hereto and made a part hereof

3.3
Payment Terms. Unless otherwise agreed at the time an order for Products is placed. Distributor shall provide to Illumibrite an irrevocable letter of credit in favor of Illumibrite and payable at sight. The letter of credit must either be issued or confirmed by a bank acceptable to Illumibrite. The letter of credit shall be in U.S. Dollars in an amount equal to the purchase prices of the Products ordered. All banking charges to open and maintain such letter of credit are to be paid by each party for their respective account charges.

3.4	Taxes. Distributor shall bear all taxes and duties, which shall be levied upon the Products within the Territory.

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3.5
Delivery. Products shall be shipped F.O.B. from Illumibrite's fulfillment and distribution center or as otherwise provided in writing to the Distributor, with all freight and insurance premium costs to be paid by Distributor, by such carrier or carriers as Distributor may select. Title and risk of loss shall pass to Distributor upon acceptance of Products by the carrier for delivery to Distributor. Distributor shall be required to ship and sell the Products to destinations designated by the Territory.

3.6
Inspection. Within thirty (30) days after receipt of Products at the facility specified by Distributor, Distributor may reject any of such Products which fail to meet the Product Specifications by sending Illumibrite notice of the lot numbers or other identifying data of rejected Products, together with an indication of the specific basis for rejection, and Distributor shall within sixty (60) days of delivery return to Illumibrite, at Illumibrite's expense, any such rejected Products, unless such Products prove to have been improperly rejected, in which event the expense of returning such Products shall be borne by Distributor. Illumibrite shall credit Distributor's account and/or refund to Distributor the purchase price of any such rejected Products which have been properly rejected.

4. REGULATORY MATTERS

4.1
Registration of Products in the Territory. Illumibrite shall obtain, at Illumibrite's expense, all registrations and regulatory approvals necessary to promote, sell and use the Products in any country in the Territory. To this end, Distributor shall use its best efforts to assist Illumibrite to obtain all registrations and regulatory approvals necessary to promote, sell and use the Products in any country in the Territory.

4.2
Traceability. Illumibrite and Distributor shall each maintain such traceability records with respect to the Products as shall be necessary to comply with applicable Good Manufacturing Practices Regulations.

4.3	Complaint Files. Each Party shall maintain complaint files relating to the Products.

4.4
Reliability Reporting. Each Party shall promptly report in writing to the other any failure of a Product, change in the statistically demonstrated reliability of a Product or other material information relevant to the reliability of a Product.

4.5
Recall or Advisory Actions. Each of Illumibrite and Distributor shall have the right to decide whether to recall a Product in the Territory or issue an advisory letter regarding reliability of or defects in a Product, upon obtaining the written consent of the other Party to this Agreement, which consent shall not be unreasonably withheld or delayed. Each Party shall notify the other in a timely manner prior to making such recall or issuing such advisory letter. Each Party shall endeavor to reach an agreement with the other regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable regulatory requirements, but such agreement shall not be a precondition to any action that either Illumibrite or Distributor reasonably deems necessary to protect users of the Product or to comply with any applicable governmental orders. The Party responsible for that aspect of the Product upon which the recall is based, shall reimburse the other Party for reasonable expenses incurred in handling the recall.

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5. TERM AND IERMINATION

5.1
Effective Date and Term. This Agreement shall become effective as of the date first above written (the "Effective Date"), and shall remain in full force and effect until December 31, 2014. The term of this agreement may be extended for one or more terms of three (3) years following the date on which this Agreement is otherwise scheduled to terminate provided:

(i)
During the period beginning nine months, and ending six months, prior to the scheduled date of termination of this Agreement, Distributor gives Illumibrite notice of its intention to so extend the term of this Agreement, and,

(ii)
Illumibrite, during the three-month period following its receipt of the notice described in clause (i) above, gives notice to Distributor of its intention to so extend the term of this Agreement. Illumibrite will, in any event, reply to the notice provided by Distributor in clause (i) above within the three-month period following its receipt.

In the event of any such extension, the terms and conditions of this Agreement shall otherwise remain in full force and effect unless the Parties agree in writing to any appropriate change or modification.

5.2	Termination. Notwithstanding Sections 2.1 and 5.1 hereof, the Parties agree to the following provisions:

(a)
In the event that Distributor or Illumibrite shall fail in any material respect to observe or perform any of the provisions of this Agreement on its part to be observed or performed, and if any such failure shall not be remedied within sixty (60) calendar days or, in the case of payments due, within thirty (30) calendar days after receipt of written notice from the other Party specifying such failure; or,

(b)
If Distributor or Illumibrite shall become insolvent or a receiver shall be appointed for its business or properties, or if any petition shall be filed by or against it under any provisions of any bankruptcy, insolvency or similar laws, the other Party may, at its option, terminate this Agreement upon giving written notice of termination to such first Party; or,

(c)
If any material agreement or obligation of a Party under this Agreement is held by judgment, rule, order or decree to be invalid by any court, commission or governmental authority in the Territory, the other Party may, at its option, terminate this Agreement, effective immediately, upon giving the other Party written notice of such termination; or,

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(d)
If, at the end of any full twelve (12) months following the first anniversary of the date of regulatory approval of the Products in China, Distributor shall fail to purchase and sell in the Territory during such year and any preceding year the Minimum Annual Purchase Amount (as hereinafter defined) of any Product in the Territory, Illumibrite may make Distributor's rights hereunder non-exclusive in the Territory for such Product or all Products.

6. CERTAIN COVENANTS

6.1
Notices of Injuries. In any case in which either Party receives a written claim for damages for, or other notice of bodily injury alleged to have been caused by the Products, such Party shall promptly and in any case within sixty (60) days thereafter give notice of any possible claim to the other Party and shall cooperate fully with the other Party in the defense of all such claims.

6.2
Confidential information. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information; provided, however, no provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary for marketing Products pursuant to this Agreement, or for securing from any governmental agency any necessary approval or license relating to the subject or performance of this Agreement.

6.3	Regulatory Requirements; Clinical Trials.

(a)
Distributor will use its reasonable best efforts to notify Illumibrite in a timely manner of all applicable laws, rules and regulations affecting the importation, distribution, sale and use of the Products in each country in the Territory.

(b)
Protocols and Informed Consents used in clinical and preclinical trials in each country in the Territory will be subject to the prior approval of Distributor, Illurnibrite and other appropriate regulatory body in the country in question. Illurnibrite will be responsible for filing amendments to its applications to reflect the trials contemplated and conducted.

(c)
Distributor shall send to Illumibrite copies, in the original language in which they were generated, of all reports and data from clinical trials, and all correspondence with the regulatory authorities in all countries in the Territory, including applications for regulatory approval, as soon as reasonably practicable after such materials are available to Distributor. Upon the request of Illumibrite, Distributor will provide Illumibrite with reasonable assistance in translation of such materials into English, provided that Distributor shall be indemnified for any costs incurred in connection with such assistance.

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6.4
Minimum Annual Purchase Amount. Within twelve (12) months of the date of regulatory approval of each Product for sale in China, the Parties agree that there is no minimum amount of that Product to be purchased during the first full calendar year following such approval date (the "Approved Date"). On each subsequent year, the Parties shall agree upon a minimum amount of such Product to be purchased during the following calendar year for resale and use in the Territory. The minimum annual purchase amount in effect for a product for resale and use in the Territory is herein referred to as "Minimum Annual Purchase Amount" which is listed on Schedule E attached hereto and made a part hereof. Minimum Annual Purchase Amount may be amended from time to time by mutual agreement of the Parties

6.5
Manufacturing License. Within twelve (12) months of the commencement of sales anywhere in the Territory, Distributor and Illumibrite will commence discussions concerning the possibility of Distributor becoming a manufacturer of any or all of the components of the Products.

6.6
Facility Inspection. Distributor may from time to time designate a representative who will visit Illumibrite's facilities to verify that quality control procedures are consistent with requirements in the Territory. Such visits will be preceded by reasonable notice, and will occur no more frequently than twice every two years.

7. REPRESENTATIONS AND WARRANTIES

7.1
Manufacturing Standards. Illumibrite will manufacture Products in accordance with (1) the Product. Specifications; (2) Good Manufacturing Practices ("GMP") as required by the United States Food, Drug and Cosmetic Act; and (3) pertinent rules and regulations of the United States Food and Drug Administration (FDA). Illumibrite warrants that it will use reasonable care in the manufacture of its Products and they will be free from defects in material and workmanship under normal use and service.

7.2
Disclaimer of Warranties. DISTRIBUTOR ACKNOWLEDGES AND AGREES THAT THE EXPRESS WARRANTIES SET FORTH IN SECTION 7.1 HEREOF CONSTITUTE THE ENTIRE WARRANTIES OF ILLUMIBRITE WITH RESPECT TO THE PRODUCTS AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.3
Liability of Illumibrite. Notwithstanding any other term or condition of this Agreement, Illumibrite shall have no liability to Distributor or to any third Party with respect to any claims arising out of or relating to the Products or their use unless such claim stems from a claim under Section 7.1 or a latent or design defect in the Products which was not the result of a design or process requested by Distributor. In no event shall Illumibrite have any liability to Distributor or third parties with respect to any Products which have been subjected to abuse, misuse, improper use, negligence, accident, modification, alteration, tampering, failure of the end-user to follow normal operating and maintenance procedures, attempted repair by non-qualified personnel, operation outside of the normal environmental and other specifications, or if the original identification (serial number, trademark) markings have been defaced, altered or removed.

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7.4
Limitation on Liability. Notwithstanding any other term or condition of this Agreement, the total liability of Illumibrite, if any, and Distributor's sole and exclusive remedy for damages for any claim of any kind whatsoever with respect to any of Distributor's orders for the Products or with respect to any of the Products covered thereby, regardless of the legal theory or the delivery or non-delivery of the Products, shall not be greater than the actual purchase price of the Products with respect to which such claim is made. UNDER NO CIRCUMSTANCES SHALL ILLUMIBRITE BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, REIMBURSEMENT FOR OR DAMAGES ON ACCOUNT OF (a) LOSS OF PRESENT OR PROSPECTIVE PROFITS, EXPENDITURES, INVESTMENTS OR COMMITMENTS, WHETHER MADE IN THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF BUSINESS REPUTATION OR GOODWILL, (b) LOSS OF DATA, (c) COST OF SUBSTITUTE PRODUCTS, (d) COST OF CAPITAL, AND (e) CLAIMS OF ANY THIRD PARTY, REGARDLESS OF WHETHER OR NOT ILLUMIBRITE HAS BEEN APPRISED OF THE POSSIBILITY THEREOF. Illumibrite shall, however, make available to Distributor any data from clinical trials, post-market surveillance, manufacturing and quality assurance which can facilitate Distributor's defense against claims made by a third party.

7.5
Performance. Illumibrite warrants that Products delivered to Distributor will, when used in compliance with approved labeling, perform in accordance with data in Illumibrite's Pre-Marketing Approval ("PMA"). Distributor will return to Illumibrite, at Distributor's expense, any components deemed deficient from a performance standpoint, Illumibrite will promptly attempt to reproduce the claimed nonperformance, upon verification of which it will replace the deficient components at no cost to Distributor, and will credit Distributor for freight charges incurred in making the return. If Illumibrite is unable to reproduce the claimed nonperformance, no such replacement or credit will be made.

8. OPTION FOR NEW PRODUCTS

8.1
First Right and Option. During the term of this Agreement, Illumibrite grants Distributor the first right and option to obtain exclusive rights to market, distribute and sell in the Territory, on the terms and conditions of this Agreement or on other terms and conditions mutually acceptable to the Parties, any new devices or systems which whiten teeth or support teeth whitening activities.

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8.2
Cooperation. If Distributor advises Illumibrite that it is interested in adding a new product to this Agreement, Illumibrite and Distributor shall cooperate in all reasonable ways required to give Distributor an opportunity to test market the demand for such new product and in establishing the price and product specifications.

9. MISCELLANEOUS

9.1
Notices. All notices, consents or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by facsimile. Any notices, consents or other communications given in connection with the modification, extension or termination of this Agreement, shall in addition be sent (a) by hand delivery, (b) by express mail for overnight delivery (return receipt requested), (c) by certified or registered mail (Return receipt requested), or (d) by recognized overnight courier service, as follows:

If to PharmaHub:	China PharmaHub Corp. 20955 Pathfinder Road, Suite 100 Diamond Bar, CA 91765 Attn.: Richard Lui, Chief Executive Officer Email Address: richard@chnpharmahub.com

With a copy to:	Mintz & Fraade, P.C. 488 Madison Avenue, Suite 1100 New York, NY 10022 Attn.: Frederick M. Mintz, Esq. Email Address: fmm@mintzfraade.com

If to Illumibrite: Illumibrite LLC	6011 El Parque Avenue Las Vegas, NV 89146 Attn: Felix Danciu, Chief Financial Officer Email Address: felix@facenorthmedia.com

With a copy to:	Julian Chan, Esq. 117 North Gale Drive PH5 Beverly Hills, CA 90211

Such notice, consent or other communication shall be deemed given upon delivery to the intended recipient.

9.2
Modification of Agreement. This Agreement may not be modified except by an instrument or instruments in writing signed by an authorized representative of the Party against whom enforcement of such modification is sought. Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by either Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

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9.3
Assignment. Neither Party shall assign this Agreement or any part thereof without the prior written consent of the other Party; provided, however, either Party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

9.4
Arbitration. Any controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The place of arbitration shall be Las Vegas, Nevada, and the language of arbitration shall be English. The panel shall consist of three arbitrators, two of whom shall be nominated by the respective Parties.

9.5
Force Majeure. Any delay in the performance of any of the duties or obligations of either Party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires, explosions, floods, shortages of material or energy or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relive the effect of such cause as rapidly as possible.

9.6
Ros)tilaton.f Compliance. Each Party shall use its best reasonable efforts to obtain all regulatory approvals necessary for its performance hereunder, but shall sustain no liability to the other Party for its failure to perform if such performance would be in violation of any law, rule or-regulation applicable to such Party.

9.7	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes any and all prior agreements and understandings, whether written or oral.

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9.8
Relationship of Parties. Neither Illumibrite on the one hand nor Distributor on the other, nor any of their respective agents, employees, officers, directors, independent contractors or representatives shall (a) be considered as an agent, partner, joint venturer, employee, or representative of the other Party for any purpose whatsoever, (b) have any authority to make any agreement or commitment for, or to incur any liability or obligation in the other Party's name or for or on its behalf, and (c) represent to outside parties that they or any of them has any right to bind the other Party to this Agreement.

9.9
Governing Law. The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws.

9.10	Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.11	Counterparts. This Agreement may be executed in any number of counterparts, any one of which (or any set of which) when signed by all Parties shall constitute an original agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

	China PharmaHub Corp.		Illumibrite LLC

By:	/s/ Richard Lui	By:	/s/ Felix Danciu

Title:	CEO	Title:	CFO

Print Name:	Richard Lui	Print Name:	Felix Danciu

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Schedule A
PATENTS AND 'TRADEMARKS
Illumibrite has no patent applications assigned to it.
Illumibrite has a trademark application filed in the United States; this is pending approval.

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Schedule B

PRODUCTS AND PRODUCT SPECIFICATIONS
A. Products

1.    The Illumibrite Professional Teeth Whitening System – 2 2.5 ml whitening gel pens, 2 5.0 ml whitening gel syringes, 2 trays, 1 mini LED accelerator light, 1 shade guide; more info available at: littp://www.illumi-brite.com/commerce/label.php
2.    Gel Savers Trays – custom molded dental trays for use with whitening gel syringe

B. Product Specifications

1.     Except as otherwise agreed by the Parties, the Product Specifications shall be identical to those utilized in Illumibrite's Pre-Marketing Approval ("PMA") application and shall be made available to Distributor within sixty (60) days after the execution and delivery of this Agreement.

2.    Illumibrite shall provide Distributor with six (6) months' advance notice of any changes to its Product Specifications. Distributor will promptly inform Illumibrite of any aspects of Illumibrite's Product Specifications which may hinder the regulatory approval process in any country in the Territory, and will work with Illumibrite to resolve such aspects to their mutual satisfaction.

C. Product Photo

ILLUMIBRITE
Fast-Acting
35% Carbimide Peroxide
Provides Dramatic Results!
2 2.5ml Gel Pens For
2 5.0ml Gel Syringes With Trays
1 LED Accelerator Light

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Schedule C

ORDER AND FORECAST PROCEDURE

Distributor shall place an Initial Order for each Product within ninety (90) days of the regulatory approval of, and in countries where applicable, said Product anywhere in the Territory. Subsequent orders for that Product shall be placed no less frequently than quarterly and no more frequently than monthly.

On the first business day of each January, April, July and October, and at other times when changing conditions lead to substantial shifts in expectations, Distributor shall provide Illumibrite with its best estimate of anticipated orders, by product by country by month, for the subsequent twelve (12) months. These estimates will be used to facilitate the production and distribution processes, and shall have no bearing on the Minimum Annual Purchase Amount referred to in Section 6.4

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Schedule D

PRICES

The prices of Products shall be in United States Dollars as mutually agreed by the Parties. Illumibrite shall issue a Price List to Distributor within thirty (30) days from the Effective Date of this Agreement. All prices shall go into effect on the first day of the following January, and shall remain in effect for one (1) year.

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Schedule E

Minimum Annual Purchase Amount

1.	Distributor is not required to meet any Minimum Annual Purchase Amount within the twelve (12) months following the Approved Date ("First Year").

2.	Distributor shall achieve a total of $2 million in Minimum Annual Purchase Amount within the 2nd twelve (12) months following the Approved Date ("Second Year").

3.	Distributor shall achieve a total of $5 million in Minimum Annual Purchase Amount within the ri twelve (12) months following the Approved Date ("Third Year").

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